UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 14, 2011

DIALOGIC INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33391	94-3409691
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1504 McCarthy Boulevard Milpitas, California		95035
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (408) 750-9400

926 Rock Avenue

San Jose, California 95131

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On November 14, 2011, Dialogic Corporation (“Dialogic”), a British Columbia corporation and wholly owned subsidiary of Dialogic Inc., entered into a Forbearance Agreement (the “Forbearance Agreement”) with certain lenders (the “Lenders”) and Wells Fargo Foothill Canada ULC (the “Agent”) in connection with that certain credit agreement, dated March 5, 2008, as amended, by and between Dialogic, the Lenders and the Agent (the “Credit Agreement”). Pursuant to the terms of the Forbearance Agreement, each of the Lenders and the Agent agreed to forbear from exercising its rights and remedies under the Credit Agreement, including the right to accelerate the maturity date of amounts outstanding under the Credit Agreement and realize on its collateral under the terms of the Credit Agreement, with respect to certain existing and anticipated defaults by Dialogic under the Credit Agreement, as described in the Forbearance Agreement, until the earliest of (i) January 6, 2012, (ii) the occurrence of any additional Event of Default (as defined in the Credit Agreement), which for purposes of the Forbearance Agreement includes the exercise by any third party of any rights or remedies against Dialogic or any of Dialogic Inc., Cantata Technology, Inc., Dialogic Distribution Ltd., Dialogic Networks (Israel) Ltd. and Veraz Networks LTDA, which are wholly owned subsidiaries of Dialogic, or (iii) the occurrence of any Termination Event (as defined in the Credit Agreement) in exchange for a release of claims by Dialogic against the Lenders and Agent.

The description of the Forbearance Agreement contained herein does not purport to be complete and is qualified in its entirety by reference to the Forbearance Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

    (d) Exhibits.

Exhibit No.	Description

10.1	Forbearance Agreement, dated November 14, 2011, by and between Dialogic Corporation, the lenders from time to time party thereto and Wells Fargo Foothill Canada ULC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DIALOGIC INC.

Dated: November 18, 2011
	By:	/s/ Eric C. Schlezinger
Eric C. Schlezinger
Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	Forbearance Agreement, dated November 14, 2011, by and between Dialogic Corporation, the lenders from time to time party thereto and Wells Fargo Foothill Canada ULC.